                                                                     EXHIBIT 3.1

                   CERTIFICATE OF DESIGNATION, VOTING POWERS,
                             PREFERENCES AND RIGHTS
                                       OF
                SERIES G CONVERTIBLE EXCHANGEABLE PREFERRED STOCK


          Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Alan R. Fox, President of Ascent Pediatrics, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors at a meeting held on May 8, 1998, at which a quorum was present and acting throughout, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Corporation's Board of Directors by the Certificate of Incorporation of the Corporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $.01 per share, to be designated "Series G Convertible Exchangeable Preferred Stock" (hereinafter referred to as the "Series G Preferred Stock") and to consist of seven thousand (7,000) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series G Preferred Stock, as follows:

     1.   DEFINITIONS.

          1.1. "Affiliate" shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

          1.2 "Change of Control" shall mean (A) the sale, lease or transfer of all or substantially all of the Corporation's assets to any Person or Group (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended,), (B) the liquidation or dissolution of the Corporation, (C) any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act"), together with any Affiliates (as defined in the "Exchange Act) or Related Persons thereof (other than an employee benefit plan of the Corporation) beneficially owns at least fifty percent (50%) of the aggregate voting power of all classes of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation; or
(D) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its or their nominees elected to the Board of Directors of the Corporation such that such nominees, when added to any existing directors remaining on the Board of Directors of the Corporation after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Corporation.

          1.3. "Common Stock" shall mean the shares of the Common Stock of the Corporation, par value $.00004 per share, and any stock into which such Common Stock may hereafter be changed.

          1.4. "Closing Price" shall mean with respect to the shares of Common Stock of the Corporation on any day, (i) the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the Nasdaq National Market, or (ii) if the shares of Common Stock are not listed or admitted to trading on the Nasdaq National Market, the last reported sales price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or (iii) if the shares of Common Stock are not listed or admitted to trading on the Nasdaq National Market or any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange, Inc. member firm selected from time to time by the Corporation for that purpose, or (iv) if such prices in the over-the-counter market are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith.

          1.5. "Conversion Price" shall have the meaning set forth in
Section 5.1.

          1.6. "Convertible Notes" shall have the meaning set forth in
Section 7.

          1.7. "Current Market Price" per share of Common Stock at any date herein specified shall mean the average daily Closing Prices for thirty (30) consecutive Trading Days commencing forty-five (45) days before such date.

          1.8. "Date of Issuance" shall mean the date upon which the shares of Series G Preferred Stock were issued and sold by the Corporation.

          1.9. "Junior Stock" shall mean the Common Stock or any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series G Preferred Stock as to dividends or rights upon liquidation.

          1.10. "Legal Holiday" shall mean a Saturday, Sunday or day on which banks or trust companies in the State of New York are not required to be open.

          1.11. "Person" shall mean any individual, corporation, association, company, business trust, partnership, joint venture, joint-stock company, limited liability company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

          1.12. "Purchase Agreement" shall mean that certain Securities Purchase Agreement, dated as of May 13, 1998, among the Corporation and the persons named therein.

          1.13 "Related Person" of any Person means any other Person directly or indirectly owning (A) twenty percent (20%) or more of the outstanding common stock of such Person (or, in the case of a Person that is not a corporation, twenty percent (20%) or more of the equity interest in such Person) or (B) twenty percent (20%) or more of the combined voting power of the voting capital stock of such Person.

          1.14. "SEC" shall mean the Securities and Exchange Commission.

          1.15. "Trading Day" shall mean any day on which trading takes place
(a) if the Common Stock is then listed or admitted to trading on the Nasdaq National Market, on the Nasdaq National Market, (b) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (c) otherwise, in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotations System.

          1.16. "Unaffiliated Merger" means the merger or consolidation of the Corporation with a Person which is not an Affiliate of the Corporation.

          1.17 "Warrants" means the warrants issued pursuant to the Purchase Agreement (excluding the New Warrants, as such term is defined in the Purchase Agreement).

          2. DIVIDENDS.

          2.1. AMOUNT OF DIVIDENDS.

               (a) The holders of shares of Series G Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, cumulative annual dividends at the rate of eight percent (8%) of the Liquidation Preference (as defined) per annum (such rate, as increased or decreased in accordance with this Section 2.1, being the "Dividend Rate") in cash for each share of Series G Preferred Stock held. Dividends payable to holders of shares of Series G Preferred Stock, as aforesaid, whether or not declared by the Board of Directors, shall be fully cumulative and shall accrue without interest, except as provided herein, from and after the Date of Issuance. Accumulated dividends shall be paid semi-annually out of the assets of the Corporation legally available therefor on June 1 and December 1 (except that if any such date is a Legal Holiday then such dividend shall be payable on the next day that is not a Legal Holiday) (each, a "Dividend Date"), commencing on December 1, 1998, PROVIDED, HOWEVER, that payment of 50% of the accumulated dividends otherwise payable on December 1, 1998 and June 1, 1999 shall be payable, with interest thereon at the Dividend Rate, on December 1, 2001 and June 1, 2002, respectively, and payment of 50% of the accumulated dividends otherwise payable on December 1, 1999 and June 1, 2000 shall be payable, with interest thereon at the Dividend Rate, on December 1, 2002 and June 1, 2003, respectively. Dividends will be payable to holders of record of the shares of Series G Preferred Stock as they appear on the stock books of the Corporation on the date that is ten (10) days preceding the related Dividend Date. The amount of dividends payable for the initial dividend period and any period shorter than a full six-month dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

               (b) If the Corporation fails to timely pay a dividend to a holder of a share of Series G Preferred Stock within five (5) days of any Dividend Date (a "Failed Dividend"), then, commencing with such Dividend Date, the Dividend Rate shall increase by one percentage point and the Dividend Rate shall thereafter increase by one additional percentage point for each successive Failed Dividend and dividends shall accrue at the Dividend Rate so increased until all accrued dividends have been paid in full. However, the Dividend Rate shall never exceed fifteen percent (15%) of the Liquidation Preference per annum. Effective upon payment of all accrued Failed Dividends, the Dividend Rate shall return to the Dividend Rate in effect prior to the Failed Dividend giving rise to the increase in the Dividend Rate.

               (c) Notwithstanding the provisions of Section 2.1(a) and (b) above, if the Corporation has not exercised its option to exchange the outstanding shares of Series G Preferred Stock into Convertible Notes, pursuant to Section 7 below, prior to the third anniversary of the Date of Issuance, commencing with the third anniversary of the Date of Issuance dividends will be payable at the higher of the then effective Dividend Rate or a rate of ten percent (10%) of the Liquidation Preference per annum and such Dividend Rate shall increase by an additional two percentage points upon each one year anniversary thereafter. Notwithstanding the provisions of Section 2.1(b), following the third anniversary of the Date of Issuance, the Dividend Rate shall never be below a rate of twelve percent (12%) following the fourth anniversary of the Date of Issuance, fourteen percent (14%) following the fifth anniversary of the Date of Issuance or fifteen percent (15%) following the sixth anniversary of the Date of Issuance. However, the Dividend Rate shall never exceed fifteen percent (15%) of the Liquidation Preference per annum.

               (d) Notwithstanding the provisions of Section 2.1(a), (b) and (c) above, on the fifth day following a Change of Control the dividend rate shall increase to twelve percent (12%) of the Liquidation Preference per annum effective retroactive to the Date of Issuance and the additional dividends that become payable to the holders of the Series G Preferred Stock due to the retroactive application of such increased Dividend Rate shall be paid to such holders on such day.

               (e) The portion of accumulated dividends for which payment is deferred pursuant to the third sentence of Section 2.1(a) shall not be increased or decreased due to changes in the Dividend Rate subsequent to the Dividend Date on which such accumulated dividends would have been payable but for the deferral thereof.

          1.2. PAYMENT OF DIVIDENDS ON OTHER CAPITAL STOCK.

               (a) No dividends or other distributions shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock unless and until all accumulated dividends on the Series G Preferred Stock have been, or contemporaneously are, paid in full or declared and funds set apart for payment thereof in full, and in the case of any redemption pursuant to
Section 6.1 or 6.2 hereof, the aggregate redemption price for all shares of Series G Preferred Stock to be so redeemed have been, or contemporaneously are, paid in full.

               (b) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

          2. LIQUIDATION OR DISSOLUTION. Subject to the prior rights of the Corporation's creditors in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, and the rights of any class or series of stock that ranks on liquidation prior and in preference to the Series G Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of Series G Preferred Stock shall be entitled to receive one thousand dollars ($1,000) per share (the "Liquidation Preference"), together with accumulated and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, before any distribution is made to holders of any Junior Stock. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of shares of Series G Preferred Stock (and any class or series of stock ranking in parity with the Series G Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders, then the holders of Series G Preferred Stock will share ratably, together with any class or series of stock ranking in liquidation preference on parity with the Series G Preferred Stock, in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 3, a distribution of assets in any dissolution, winding-up, liquidation or reorganization shall not include (a) any consolidation or merger of the Corporation with or into any other corporation,
(b) any dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation or (c) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for the issuance of equity securities of another corporation, provided that the consolidation, merger, dissolution, liquidation, winding-up, reorganization, sale or other disposition does not amend, alter, or change the preferences or rights of the Series G Preferred Stock or the qualifications, limitations or restrictions thereof in a manner that adversely affects the Series G Preferred Stock.

          3.   VOTING RIGHTS.

               (a) GENERAL. Each share of Series G Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole shares of Common Stock into which such share of Series G Preferred Stock is then convertible pursuant to Section 5. The holders of Series G Preferred Stock shall be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of the Common Stock, voting together with the holders of the Common Stock as one class.

               (b) CLASS VOTING RIGHTS. So long as shares of the Series G Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least eighty percent (80%) of all outstanding shares of Series G Preferred Stock, voting separately as a class, amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation of the Corporation, as amended, so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series G Preferred Stock.

          4.   CONVERSION RIGHTS.

          4.1. RIGHT OF CONVERSION; CONVERSION PRICE. Any holder of shares of Series G Preferred Stock shall have the right, at his/her option, at any time (except that, with respect to any shares of Series G Preferred Stock which shall be called for redemption, such right shall terminate at the close of business on the date fixed for redemption of such shares unless the Corporation shall default in payment due upon redemption thereof), to convert, subject to the terms and provisions of this Section 5, each share of Series G Preferred Stock into shares of Common Stock upon surrender of the certificate or certificates for the shares to be so converted, accompanied by written notice of conversion duly executed, to the Corporation, at any time during regular business hours at the office of the transfer agent of the Corporation for the Series G Preferred Stock, and, if so required by the Corporation, accompanied by a written instrument or instruments of transfer in form satisfactory to the transfer agent duly executed by the holder of such shares or his/her duly authorized representative in writing. The conversion price per share of Series G Preferred Stock shall be four dollars and seventy five cents ($4.75); or in case an adjustment of such price has taken place pursuant to the provisions of this
Section 5, the price as last adjusted (such price or adjusted price being referred to herein as the "Conversion Price"). The number of shares of Common Stock issuable upon conversion of a share of Series G Preferred Stock shall be equal to (a) the sum (the "Conversion Value") of the Liquidation Preference per share and the dividends on such share accumulated to the date of such conversion, divided by (b) the Conversion Price. Whenever the Conversion Price in effect shall be adjusted pursuant to this Section 5, the Corporation shall promptly file with the transfer agent for the Series G Preferred Stock and shall as soon as practicable mail to all record holders of Series G Preferred Stock at their last addresses as they appear in the stock transfer books of the Corporation, a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price, which notice shall be signed by the President and the Principal Financial Officer of the Corporation, on behalf of the Corporation, and shall set forth in reasonable detail a calculation to the nearest cent of the Conversion Price, the method of calculation and the facts requiring such adjustment.

          4.2. ISSUANCE OF SHARES ON CONVERSION. As promptly as practicable after the surrender, as herein provided, of any shares of the Series G Preferred Stock for conversion, the Corporation shall deliver or cause to be delivered to the office of the transfer agent for the Series G Preferred Stock, to or upon the written order of the holder of such shares so surrendered, certificates representing the number of fully paid and nonassessable shares of Common Stock into which such shares may be converted in accordance with the provisions of this Section 5, together with a cash adjustment for any fraction of a share, as hereinafter provided. Such conversion shall be deemed to have been made as of the close of business on the date that such shares shall have been surrendered for conversion by delivery thereof with a written notice of conversion duly executed, so that the rights of the holder of such shares as a holder of Series G Preferred Stock shall cease at such time and, subject to the following provisions of this Section, the Person or Persons entitled to receive the shares of Common Stock upon conversion of such shares shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time; PROVIDED, HOWEVER, that no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the Person entitled to receive the shares of Common Stock upon such conversion as the record holder of such shares of Common Stock on such date, but such surrender shall be effective to constitute the Person entitled to receive such shares of Common Stock as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the Conversion Price in effect on the date that such shares of Series G Preferred Stock shall have been surrendered for conversion by delivery thereof, as if the stock transfer books of the Corporation had not been closed. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series G Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series G Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle in all respects the holder thereof to the rights of Series G Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          All shares of Series G Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

          No payment or adjustment to the Conversion Price in respect of dividends on the shares of Common Stock shall be made upon the conversion of any of the shares of Series G Preferred Stock.

          4.3. ADJUSTMENT OF CONVERSION PRICE.

               (a) In case the Corporation shall at any time issue or sell any shares of Common Stock, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then, and thereafter successively upon each such issuance or sale, the Conversion Price in effect immediately prior to such issuance or sale shall forthwith be reduced to a price determined by dividing (i) an amount equal to (X) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price in effect immediately prior to such issuance or sale, plus (Y) the consideration, if any, received by the Corporation upon such issuance or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale.

          For the purposes of any computation to be made in accordance with the provisions of this paragraph (a), the following shall be applicable:

               (i) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if shares of Common Stock shall be sold to underwriters or dealers for public offering without a subscription offering, the public offering price) before deducting therefrom any commissions or other expenses paid or incurred by the Corporation for any underwriting of, or otherwise in connection with the issuance of such shares;

               (ii) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be other than cash (otherwise than as a dividend or other distribution on any shares of Common Stock of the Corporation or on conversion, exercise or exchange of other securities of the Corporation or upon acquisition of the assets or securities of another company or upon merger or consolidation with another entity), the amount of consideration therefor other than cash shall be the value of such consideration as of the date of the issuance or sale of the shares of Common Stock, irrespective of any accounting treatment, but as determined by the Board of Directors of the Corporation in good faith. The reclassification of securities other than Common Stock into Common Stock shall be deemed to involve the issuance for a consideration other than cash of such Common Stock immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such Common Stock;

               (iii) In case of the issuance of shares of Common Stock upon conversion or exchange of any obligations or of any securities of the Corporation that shall be convertible into or exchangeable for shares of Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Common Stock (other than upon conversion of the Series G Preferred Stock and the Convertible Notes), the amount of consideration received by the Corporation for such shares of Common Stock shall be deemed to be the sum of (A) the amount of the consideration received by the Corporation upon the original issuance of such obligations, shares, rights or options, as the case may be, plus (B) the consideration, if any, other than such obligations, securities, rights or options, received by the Corporation upon such conversion, exchange, or exercise except in adjustment of interest and dividends. The amount of the consideration received by the Corporation upon the original issuance of the obligations, securities, rights or options so converted, exchanged or exercised and the amount of the consideration, if any, other than such obligations, securities, rights or options, received by the Corporation upon such conversion, exchange or exercise shall be determined in the same manner provided in subparagraphs (i) and (ii) above with respect to the consideration received by the Corporation in case of the issuance of shares of Common Stock; if such obligations, securities, rights or options shall have been issued as a dividend upon any securities of the Corporation, the amount of the consideration received by the Corporation upon the original issuance thereof shall be deemed to be zero;

               (iv) Shares of Common Stock issuable by way of dividend or other distribution on any securities of the Corporation shall be deemed to have been issued and to be outstanding at the close of business on the record date fixed for the determination of security holders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration. Shares of Common Stock issued otherwise than as a dividend, shall be deemed to have been issued and to be outstanding at the close of business on the date of issue;

               (v) The number of shares of Common Stock at any time outstanding shall not include any shares then owned or held by or for the account of the Corporation, but shall include the aggregate number of shares deliverable in respect of options, rights and convertible and exchangeable securities at all times while such options, rights or securities remain outstanding and unexercised, unconverted or unexchanged, as the case may be, and thereafter to the extent such options, rights or securities have been exercised, converted or exchanged; and

               (vi) No adjustment shall be made to the Conversion Price then in effect in case of the issuance of shares of Common Stock upon conversion or exchange of any obligations or of any securities of the Corporation that shall be convertible into or exercisable or exchangeable for shares of Common Stock or upon the exercise of rights or options to subscribe for or to purchase shares of Common Stock for which an adjustment in the Conversion Price has previously been made in accordance with paragraph (b) of this Section 5.3.

               (vii) In the event that any payment is made to the holders of warrants issued pursuant to the Securities Purchase Agreement dated as of January 31, 1997 among the Company, Triumph-Connecticut Limited Partnership and the other purchasers named therein pursuant to Section 8.3(b) (or successor provision) of such Securities Purchase Agreement which does not result in a modification pursuant to Section 5.7, the Corporation shall be deemed to have issued without consideration as of the date of the event giving rise to such payment a number of shares of Common Stock equal to the amount of such payment divided by the Closing Price on the date of such event.

               (b) In case the Corporation shall at any time issue options or rights to subscribe for shares of Common Stock, or issue any obligations or securities convertible into or exchangeable for shares of Common Stock, otherwise than as contemplated by Section 5.3(a)(vi) hereof, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, or without consideration, the Conversion Price in effect immediately prior to the issuance of such options or rights or securities shall be reduced to a price determined by making a computation in accordance with the provisions of clause (a) of this Section 5.3, provided that:

               (i) the aggregate maximum number of shares of Common Stock deliverable under such options or rights shall be considered to have been delivered at the time such options or rights were issued, and for a consideration equal to the minimum purchase price per share of Common Stock provided for in such options or rights, plus the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock), if any, received by the Corporation for such options or rights;

               (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or exchange for any such obligations or securities shall be considered to have been delivered at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of Common Stock) received by the Corporation for such securities, plus the consideration, if any, to be received by the Corporation upon the exchange or conversion thereof; and

               (iii) on the expiration of such options or rights, or an increase in the minimum exercise price thereof, or a decrease in the maximum number of shares of Common Stock deliverable upon exercise or conversion of such options, rights or convertible or exchangeable securities pursuant to the terms thereof (and not as a result of exercise or conversion), or the termination of such right to convert or exchange, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained (A) in the case of the expiration or termination of options or rights or the termination of the right to convert or exchange convertible or exchangeable securities, had no adjustments been made upon the issuance of such options, rights or convertible or exchangeable securities, or (B) in the case of an increase in the minimum exercise price thereof, or a decrease in the maximum number of shares deliverable thereunder, had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock (X) actually deliverable upon the exercise of such options or rights or upon conversion or exchange of such securities, or (Y) deliverable by reason of such increase in price or decrease in number of shares.

               (c) No adjustment to the Conversion Price shall be made in connection with the issuance of:

               (i) the Series G Preferred Stock, the Convertible Notes, the Warrants and the New Warrants, as such term is defined in the Purchase Agreement (together, the "Convertible Securities"), and the securities issued or issuable upon conversion or exercise of the Convertible Securities, or other currently outstanding securities that are convertible, exercisable or exchangeable for shares of Common Stock; and

               (ii) shares of Common Stock or rights, options or warrants to acquire Common Stock issued to directors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other similar stock plan or agreement (and, in the case of rights, options, or warrants, the Common Stock issued or issuable upon exercise thereof) and approved by the Board of Directors.

               (d) In case the Corporation shall at any time subdivide or combine the outstanding shares of Common Stock, the Conversion Price in effect shall forthwith be proportionately decreased in the case of the subdivision or proportionately increased in the case of combination to the nearest one cent. Any such adjustment shall become effective at the close of business on the date that such subdivision or combination shall become effective.

          4.4. NOTICE OF CERTAIN CORPORATE ACTION.

               (a)  In case:

                    (i) the Corporation shall declare any dividend (or any other distribution) on shares of its Common Stock; or

                    (ii) the Corporation shall authorize the granting to holders of its shares of Common Stock generally of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of the Corporation or of any other rights or warrants; or

                    (iii) of any reclassification of the shares of Common Stock of the Corporation, or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation, or of any compulsory share exchange whereby the Common Stock will be converted into cash or other securities or property; or

                    (iv) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series G Preferred Stock, and shall cause to be mailed to all holders of shares of Series G Preferred Stock at their last addresses as they shall appear on the stock transfer books of the Corporation, at least fifteen (15) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price applicable to the Series G Preferred Stock and, if so, shall state what the adjusted Conversion Price will be and when it will become effective. Neither the failure to give the notice required by this Section, nor any defect therein, to any particular holder of shares of Series G Preferred Stock shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, redemption, right, warrant, reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding-up, or the vote on any action authorizing such with respect to the other holders.

               (b) In case the Corporation or any Affiliate of the Corporation shall propose to engage in a "Rule 13e-3 Transaction" as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, the Corporation shall, no later than the date on which any information with respect to such Rule 13e-3 Transaction is first required to be given to the Securities and Exchange Commission or any other Person pursuant to such Rule 13e-3, cause to be mailed to all holders of shares of Series G Preferred Stock at their last addresses as they shall appear on the stock transfer books of the Corporation, a copy of all information required to be given to the SEC or such other Person pursuant to such Rule 13e-3. The information required to be given under this paragraph shall be in addition to and not in lieu of any other information required to be given by the Corporation pursuant to this Section 5.4.

          4.5. TAXES ON CONVERSIONS.

          The Corporation will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series G Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the holder of the shares of Series G Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

          4.6. FRACTIONAL SHARES.

          No fractional shares or scrip representing fractional shares shall be issued upon the conversion of shares of Series G Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share an amount equal to such fraction multiplied by the Current Market Price per share of Common Stock on the day of conversion shall be paid to the holder in cash by the Corporation. All conversions by the same holder on any particular day shall be aggregated.

          4.7. PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS.

          In the case of any reorganization or reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) or in the case of any consolidation of the Corporation into, or merger of the Corporation with another entity in which the Corporation is not the surviving entity (or it is the surviving entity, but its shares of Common Stock become shares of another entity), or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Corporation as an entirety, each holder of the Series G Preferred Stock shall thereafter have the right to convert such shares into the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, consolidation, merger or disposition by a holder of the number of shares of Common Stock which the holder of the Series G Preferred Stock would have received had it converted its shares of Series G Preferred Stock immediately prior to such reorganization, reclassification, consolidation, merger or disposition, at a price equal to the aggregate Conversion Price then in effect; provided, however, that the kind and amount of such securities, cash and other property shall be determined as if any payment made to the holders of warrants issued pursuant to the Securities Purchase Agreement dated as of January 31, 1997 among the Corporation, Triumph-Connecticut Limited Partnership and the other purchasers named therein upon such reorganization, reclassification, consolidation, merger or disposition in excess of the amount such holders would otherwise have been entitled to receive under the terms of such warrants without regard to Section 8.3(b) (or successor provision) of such Securities Purchase Agreement had not been made. The foregoing provisions of this Section shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and dispositions.

          4.8. COVENANT TO RESERVE SHARES.

          The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized shares of Common Stock, solely for the purpose of issuance upon conversion of shares of Series G Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series G Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issuable shall be, when issued, duly and validly issued and fully paid and non-assessable. For purposes of this Section 5.8, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series G Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series G Preferred Stock were held by a single holder.

          4.9 AUTOMATIC CONVERSION.

          The Series G Preferred Stock shall automatically convert into shares of Common Stock at the applicable Conversion Price, in accordance with this
Section 5, in the event that the average daily Closing Price of the Common Stock for thirty (30) consecutive Trading Days beginning any time after three years from the Date of Issuance is greater than twenty dollars ($12) per share, subject to adjustment for stock splits, stock dividends, combinations and other similar recapitalizations, so long as the average daily trading volume during the preceding thirty (30) days is at least thirty five thousand (35,000) shares (such date being referred to herein as the "Mandatory Conversion Date").

          All holders of record of shares of Series G Preferred Stock will be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series G Preferred Stock pursuant to this Section 5.9. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, to each record holder of Series G Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series G Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Series G Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5.9. On the Mandatory Conversion Date, all rights with respect to the Series G Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which Series G Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments or transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series G Preferred Stock, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock into which the Series G Preferred Stock has been converted and cash as provided herein with respect to any fraction of a share of Common Stock otherwise issuable upon such conversion.

          All certificates evidencing shares of Series G Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and canceled and the shares of Series G Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

          5.   REDEMPTION.

          5.1. NOTICE. The Company shall give notice of any Change of Control or Unaffiliated Merger anticipated by the Company, signed on behalf of the Corporation by its President and by its Treasurer or an Assistant Treasurer, to the holders of record of the Series G Preferred Stock not less than twenty (20) days prior to the anticipated date of the Change of Control or Unaffiliated Merger. The Company shall give notice of any Change of Control, signed on behalf of the Corporation by its President and by its Treasurer or an Assistant Treasurer to the holders of record of the Series G Preferred Stock not less than five (5) days following the date of the consummation of the Change of Control.

          5.2. REDEMPTION AT THE OPTION OF THE COMPANY. If there is a Change of Control or Unaffiliated Merger, the Corporation may, at its option, redeem not later than five (5) days (or twenty (20) days in the case of a Change of Control described in Section 1.2(C)) after the effective date of such Change of Control or Unaffiliated Merger, the Series G Preferred Stock at a price equal to the Liquidation Preference plus accumulated and unpaid dividends thereon to the date fixed for redemption. If the Corporation redeems any shares of Series G Preferred Stock pursuant to this Section 6.2, it must redeem all of the shares of Series G Preferred Stock. The right of the Corporation to redeem all shares of Series G Preferred Stock, pursuant to this Section 6.2 is conditional upon the issuance to each holder of the shares of Series G Preferred Stock of new warrants (the "New Warrants") to purchase the number of shares of Common Stock or other securities, cash or property that would have been issued to such holder had such holder converted its shares of Series G Preferred Stock immediately prior to the effective date of the Change of Control or Unaffiliated Merger at a price equal to the Conversion Price then in effect, substantially in the form of the warrants issued in connection with the Purchase Agreement and having an exercise price equal to the then Conversion Price (as defined in Section 5.1) of the shares of Series G Preferred Stock on the date specified for redemption and a term ending on the same date as the expiration date of the Warrants.

          5.3. NOTICE OF REDEMPTION. The Corporation shall give notice of redemption pursuant to Section 6.2, signed on behalf of the Corporation by its President and by its Treasurer or an Assistant Treasurer to the holders of the shares of Series G Preferred Stock not less than five (5) days prior to the date upon which the redemption is to be made pursuant to Section 6.3 (the "Corporation Redemption Notice"), specifying (i) the accrued and unpaid dividends on each share of Series G Preferred Stock (to and including the date upon which the redemption is to be made), and (ii) the date of such redemption. The Corporation Redemption Notice having been so given, the amount of the aggregate Liquidation Preference of the shares of Series G Preferred Stock, and all accrued and unpaid dividends thereon, shall become due and payable on the specified redemption date and the New Warrants issuable to the holders of the shares of Series G Preferred Stock, shall be issued on the specified redemption date.

          The Company shall provide, or cause the issuer of the New Warrants to provide, to the recipients of the New Warrants a written representation and warranty dated the date of issuance of the New Warrants to the effect that the New Warrants have been duly authorized for issuance and the shares of Common Stock or other securities issuable upon exercise of the New Warrants (the "New Warrant Securities") have been duly authorized and reserved for issuance prior to the Closing and when the New Warrants have been duly executed and delivered by the issuer of the New Warrants, (i) the New Warrants will constitute valid and legally binding obligations of the issuer of the New Warrants enforceable against the issuer of the New Warrants in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, (ii) the New Warrants are exercisable for the New Warrant Securities or other cash or property described therein in accordance with their terms, and (iii) the New Warrant Securities, when issued and delivered in accordance with the provisions of the New Warrants, will be validly issued, fully paid and nonassessable.

          On or prior to the redemption date, each holder of Series G Preferred Stock to be redeemed shall surrender such shares of Series G Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price per share plus all accumulated and unpaid dividends thereon through the Redemption Date shall be payable to the order of such holder and the New Warrants shall be issued to such holder and each surrendered share of Series G Preferred Stock shall be canceled. From and after the redemption date, unless there shall have been a default in the payment of the Redemption Price, all rights of such holder of Series G Preferred Stock designated for redemption shall cease with respect to such shares of Series G Preferred Stock, and such shares of Series G Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

          6.   EXCHANGE.

               (a) At any time after the Date of Issuance and on or prior to the seventh anniversary of the Date of Issuance, the Corporation, may, at its option, require the holders of Series G Preferred Stock to exchange all of the shares of Series G Preferred Stock held by them for convertible subordinated notes of the Corporation (the "Convertible Notes"). The Convertible Notes shall be substantially in the form attached hereto as Exhibit A and shall mature at the end of seven years from the Date of Issuance. Holders of outstanding shares of Series G Preferred Stock shall be entitled to receive in exchange for each share of Series G Preferred Stock held by them at the time of the exchange Convertible Notes in an aggregate principal amount equal to one thousand dollars ($1,000), plus an amount in cash equal to all accumulated and unpaid dividends through the date of exchange (the "Exchange Date"), which shall be specified by the Corporation.

               (b) The exchange of shares of Series G Preferred Stock for Convertible Notes shall be deemed to have been made as of the close of business on the Exchange Date, so that the rights of the holders of Series G Preferred Stock as stockholders of the Corporation shall cease at such time (except the right to receive an amount in cash equal to all accumulated and unpaid dividends on the shares of Preferred Stock through the Exchange Date and certificates for the Convertible Notes), and the Person or Persons entitled to receive the Convertible Notes upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Convertible Notes at such time. In order to effect the Exchange, the Corporation shall provide notice thereof at least twenty (20) and not more than sixty (60) days prior to the Exchange Date to each record holder of the Series G Preferred Stock, by first class mail, postage prepaid, to such holder at such holder's last address as the same shall appear on the books of the Corporation. Such notice shall state: (i) the Exchange Date, (ii) the then current Conversion Price, (iii) that the shares of Series G Preferred Stock may be converted into Common Stock at any time before the close of business on the Exchange Date, (iv) that holders who want to convert shares of Series G Preferred Stock must satisfy the requirements of Section 5 hereof, (v) the place at which certificates for shares of Series G Preferred Stock are to be surrendered for exchange for Convertible Notes, and (vi) that dividends on the shares to be exchanged will cease to accrue at the close of business on the Exchange Date. Following receipt of such notice, the holders of Series G Preferred Stock shall promptly surrender the certificates for such shares to the Corporation at the place designated in such notice. Upon surrender of certificates for any shares so exchanged in accordance with such notice (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Corporation will cause the Convertible Notes to be issued and mailed to the holders of shares of Series G Preferred Stock at their address of record or such other address as such holders shall specify upon surrender of such certificates and shall cause such holders to be paid the applicable amount of cash for accumulated and unpaid dividends.

          All certificates evidencing shares of Series G Preferred Stock which are required to be surrendered for exchange in accordance with the provisions hereof shall, from and after the Exchange Date, be deemed to have been retired and canceled and the shares of Series G Preferred Stock represented thereby exchanged into Convertible Notes for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

          7. NO PREEMPTIVE RIGHTS. Except as described in the Purchase Agreement, no holder of shares of Series G Preferred Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix.

          8. AMENDMENTS TO CERTIFICATE OF DESIGNATION. The terms of this Certificate of Designation may be amended, with the consent of holders of at least eighty percent (80%) of the shares of the Series G Preferred Stock, which consent will not be unreasonably withheld, to conform to the commercially reasonable requirements regarding relative priority of payments under specified circumstances of a financial institution which proposes to provide Borrowed Money Indebtedness to the Corporation to the extent permitted by Section 8.1 of the Purchase Agreement. The Company shall not be charged a fee for providing such consent.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of June, 1998.




                                        By: /s/ Alan R. Fox, President
                                            ---------------